UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 1)

Lulu’s Fashion Lounge Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

55003A 10 8

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,730,160 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,730,160 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,730,160 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.5% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by Institutional Venture Partners XV, L.P. (“IVP XV”), Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV EF”), Institutional Venture Management XV, LLC (“IVM XV”), Institutional Venture Partners XVI, L.P. (“IVP XVI”), Institutional Venture Management XVI, LLC (“IVM XVI”), Todd C. Chaffee (“Chafee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Dennis B. Phelps (“Phelps”), Eric Liaw (“Liaw”), Somesh Dash (“Dash”) and Jules A. Maltz (“Maltz” and, collectively, with IVP XV, IVP XV EF, IVM XV, IVP XVI, IVM XVI, Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw and Dash, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 3,730,160 shares held directly by IVP XV. IVM XV serves as the sole general partner of IVP XV and has shared voting and investment control over the shares owned by IVP XV and may be deemed to own beneficially the shares held by IVP XV. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV, and may be deemed to own beneficially the shares held by IVP XV.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV Executive Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 19,843 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 19,843 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,843 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 19,843 shares held directly by IVP XV EF. IVM XV serves as the sole general partner of IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and may be deemed to own beneficially the shares held by IVP XV EF. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV EF.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Institutional Venture Management XV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,754,483 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,754,483 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,754,483 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6%(3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; and (iii) 4,480 shares held by IVM XV. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV, IVP XV EF and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF and IVM XV.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XVI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,749,997 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,749,997 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,749,997 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 3,749,997 shares held directly by IVP XVI. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Institutional Venture Management XVI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,754,476 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,754,476 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,754,476 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 3,749,997 shares held by IVP XVI and (ii) 4,479 shares held by IVM XVI. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Eric Liaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,766 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 18,766 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,527,725 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.3% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Somesh Dash
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

CUSIP NO. 55003A 10 8	13 G

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,508,959 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,508,959 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,508,959 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 3,730,160 shares held by IVP XV; (ii) 19,843 shares held by IVP XV EF; (iii) 4,480 shares held by IVM XV; (iv) 3,749,997 shares held by IVP XVI; and (v) 4,479 shares held by IVM XVI. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XVI.
(3)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Common stock, $0.001 par value per share (the “Common Stock”) of Lulu’s Fashion Lounge Holdings, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer: Lulu’s Fashion Lounge Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

195 Humboldt Avenue
Chico, California 95928

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XV, L.P. (“IVP XV”)
2.	Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV EF”)
3.	Institutional Venture Management XV, LLC (“IVM XV”)
4.	Institutional Venture Partners XVI, L.P. (“IVP XVI”)
5.	Institutional Venture Management XVI, LLC (“IVM XVI”)
6.	Todd C. Chaffee (“Chaffee”)
7.	Norman A. Fogelsong (“Fogelsong”)
8.	Stephen J. Harrick (“Harrick”)
9.	J. Sanford Miller (“Miller”)
10.	Dennis B. Phelps (“Phelps”)
11.	Eric Liaw (“Liaw”)
12.	Somesh Dash (“Dash”)
13.	Jules A. Maltz (“Maltz”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

IVP XV	Delaware
IVP XV EF	Delaware
IVM XV	Delaware
IVP XVI	Delaware
IVM XVI	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Liaw	United States of America
Dash	United States of America
Maltz	United States of America

(d)	Title of Class of Securities:	Common Stock

(e)	CUSIP Number:	55003A 10 8

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022:

Reporting Persons	Shares Held Directly	Sole Voting Power	Sole Dispositive Power	Shared Voting Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (2)
IVP XV (1)	3,730,160	0	0	3,730,160	3,730,160	3,730,160	9.5%
IVP XV EF (1)	19,843	0	0	19,843	19,843	19,843	0.1%
IVM XV (1)	4,480	0	0	3,754,483	3,754,483	3,754,483	9.6%
IVP XVI (1)	3,749,997	0	0	3,749,997	3,749,997	3,749,997	9.6%
IVM XIV (1)	4,479	0	0	3,754,476	3,754,476	3,754,476	9.6%
Chaffee (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%
Fogelsong (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%
Harrick (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%
Miller (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%
Phelps (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%
Liaw (1)	18,766	18,766	18,766	7,508,959	7,508,959	7,527,725	19.3%
Dash (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%
Maltz (1)	0	0	0	7,508,959	7,508,959	7,508,959	19.2%

(1)	IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has shared voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz are Managing Directors of IVM XV and IVM XVI and share voting and dispositive power over the shares held by IVP XV, IVP XV EF, IVM XV, IVP VXI and IVM XVI, and may be deemed to own beneficially the shares held by IVP XV, IVP XV EF, IVM XV, IVP XVI and IVM XIV.
(2)	The percentage is based on 39,099,462 shares of Common Stock reported to be outstanding as of November 11, 2022 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2022 as filed with the Securities and Exchange Commission on November 15, 2022.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2023

INSTITUTIONAL VENTURE PARTNERS XV, L.P.

INSTITUTIONAL VENTURE PARTNERS XV EXECUTIVE FUND, L.P.

By: Institutional Venture Management XV, LLC

Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XVI, L.P.

By: Institutional Venture Management XVI, LLC

Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XVI, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

Exhibit(s):

A:	Joint Filing Statement